Exhibit 99.1

For Immediate Release

Sumitomo Life Insurance Company Completes Acquisition of
Symetra Financial Corporation

BELLEVUE, Wash.—(Feb. 1, 2016)—Symetra Financial Corporation (“Symetra”) today announced the completion of the acquisition of Symetra by Sumitomo Life Insurance Company (“Sumitomo Life”) in accordance with the terms of the previously announced Agreement and Plan of Merger, dated Aug. 11, 2015, among Symetra, Sumitomo Life and SLIC Financial Corporation, a wholly owned subsidiary of Sumitomo Life. As a result of the merger, each outstanding share of common stock of Symetra was converted into the right to receive $32.00 per share in cash, without interest, and less any applicable withholding taxes, and Symetra has become a wholly owned subsidiary of Sumitomo Life. Shares of Symetra common stock will no longer be listed for trading on the New York Stock Exchange.

Please visit www.symetra.com for further information, including information regarding the payment of the merger consideration.

About Sumitomo Life

Sumitomo Life, founded in 1907 and headquartered in Tokyo and Osaka, Japan, is a leading life insurer in Japan with multi-channel, multi-product life insurance businesses. Sumitomo Life provides traditional mortality life insurance, nursing care, medical care and retirement plans through sales representatives, insurance outlets, the Internet and bancassurance. As of March 31, 2015, Sumitomo Life had $229 billion in assets, approximately 6.8 million customers and 42,000 employees.

About Symetra

Symetra Financial Corporation is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions and independent agents and advisors. For more information, visit www.symetra.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding future financial and operating results, future capital structure and liquidity, benefits and synergies of the transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of Symetra constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the potential impact of the announcement or consummation of the transaction on relationships, including with employees, suppliers and customers, and any related impact on integration and anticipated synergies, and the other factors and financial, operational and legal risks or uncertainties described in Symetra’s public filings with the SEC, including the “Risk Factors” and “Forward-Looking Statements” sections of Symetra’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. Symetra disclaims any intention or obligation to update or revise any forward-looking statement as a result of any development occurring after the date of this document except as required by law.

Contact:

Symetra Financial Corp.
Investor Relations:
Karin G. Van Vleet
(425) 256-5351
Karin.vanvleet@symetra.com

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